Exhibit 99.1

NEXITY BANK ANNOUNCES AN ADDITION TO ITS BOARD OF DIRECTORS

FOR IMMEDIATE RELEASE

MAY 26, 2006

(Birmingham, AL) - Nexity Financial Corporation announces the addition of Mark A. Stevens to its Board of Directors. Mr. Stevens is a 32-year banking veteran of Macon, Georgia. Mr. Stevens is a graduate of Mercer University and the University of Georgia School of Banking. From 1974 to 1987, he served in various management positions with Central Bank of Georgia/First Union National Bank. He joined Clayton Bank and Trust in Clayton, Georgia in the fall of 1987 as Senior Vice President and Senior Lender. He joined First Macon Bank and Trust Company in Macon, Georgia in 1988 as Senior Vice President and Senior Lender until 1998 when the bank was acquired by Colonial Bank. Following the acquisition, Mr. Stevens served as President and Chief Executive Officer of Colonial Bank’s central Georgia region. Mr. Stevens resigned his position with Colonial in August 2000 to start Atlantic Southern Bank which opened December 10, 2001 and is now in excess of $450 million in assets. Mr. Stevens serves as Atlantic Southern Bank’s Chief Executive Officer and President. He serves on the Board of Directors of the Community Bankers Association of Georgia and serves as Chair of the Community Banking Committee of the Georgia Bankers Association. Mr. Stevens also serves on several Macon service organizations Boards of Directors and as an instructor for the Community Bankers Association of Georgia continuing education classes.

"Mark has extensive banking experience in both public and private settings. He has a superior knowledge of the industry and serves banking in the southeastern United States both as a leader in a fast growing institution and as an instructor," said Greg Lee, Chairman and CEO of Nexity Bank, "I feel fortunate that he has made the commitment to serve as a Director of our Board."

About Nexity Bank

Nexity Bank is a $800 million commercial bank offering deposit products nationwide consisting of money markets, checking accounts and online access. Nexity Bank generates the majority of its income through wholesale correspondent banking activities. Nexity Bank is headquartered in Birmingham, Alabama. Customer Service Representatives can be reached at 1-877-738-6391. To learn more about Nexity Bank please visit www.nexitybank.com.

Contact:     John J. Moran
   EVP & CFO
   (843) 213-0999